Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-207470, 333-207266 and 333-213107) and Form S-8 (No. 333-198727) of HC2 Holdings, Inc. of our report dated March 28, 2017, with respect to the consolidated statement of financial position of Huawei Marine Systems Co., Limited and its subsidiary as of December 31, 2016, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the year then ended, which report appears in the December 31, 2016 annual report on Form 10-K/A of HC2 Holdings, Inc.

Our report dated March 28, 2017 contains an explanatory paragraph that states that the accompanying consolidated statements of financial position of Huawei Marine Systems Co., Limited and its subsidiary as of December 31, 2015, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years ended December 31, 2015 and 2014 were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ KPMG Huazhen LLP
Shenzhen, the People’s Republic of China
March 28, 2017